Exhibit 35.1

HomEq Servicing


                              ANNUAL CERTIFICATION


      Re: Securitized Asset Backed Receivables, LLC Trust, Series 2007-BR1 (the "Trust"), issued pursuant to the Pooling and Servicing Agreement, dated as of 03/01/2007 (the "Pooling and Servicing Agreement"), by and among Securitized Asset Backed Receivables LLC, as depositor (the "Depositor"), Deutsche Bank National Trust Company, as trustee (the "Trustee"), and Barclays Capital Real Estate Inc. d/b/a HomEq Servicing, as servicer (the "Servicer").

I, Arthur Q. Lyon, Executive Vice President and Chief Executive Officer of the HomEq Servicing Division of Barclays Capital Real Estate Inc. d/b/a HomEq Servicing, hereby certify to the Depositor and the Trustee and their officers, directors, and affiliates, pursuant to Section 3.22 of the Pooling and Servicing Agreement, that:

         A review of the activities of the Servicer for the Calendar year ending December 31, 2007, and to the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects, except as noted below.

         Foreclosure was not initiated in accordance with the timeframes established by its servicing agreements and the servicing criteria set forth in 1122(d)(4)(vii) of Regulation AB and therefore represents an instance of material noncompliance.


Date:   March 13, 2008


/s/ Arthur Q. Lyon
---------------------
Arthur Q. Lyon
Executive Vice President and CEO
HomEq Servicing Division
Barclays Capital Real Estate Inc.


Barclays Officer's Certificate
Securitized Asset Backed Receivables, LLC Trust, Series 2007-BR1